Exhibit 10.3

CONFIDENTIALITY AND LOYALTY AGREEMENT

This CONFIDENTIALITY AND LOYALTY AGREEMENT (“Agreement”) is entered into as of the 30 day of June 2010, between OSHKOSH CORPORATION, a Wisconsin corporation (together with its successors, assigns and Affiliates, the “Company”), and Craig E. Paylor (the “Executive”).

WHEREAS, the Company’s growth and success have attracted attention of other companies and businesses seeking to obtain for themselves or their clients some of the Company’s business acumen and know-how; and

WHEREAS, Executive, due to the nature of his association with JLG Industries, Inc. (“JLG”), possesses Confidential Information and Trade Secrets (each as defined below) of JLG and has continued to acquire Confidential Information and Trade Secrets of the Company, JLG and its Affiliates (as defined herein), the disclosure of which to others, especially to any Competitive Business (as defined below), or the unauthorized use of such information by others would cause substantial loss and harm to the Company; and

WHEREAS, the Company and its Affiliates have shared or will share with Executive certain aspects of their business acumen and know-how as well as specific confidential and proprietary information about the products, markets, manufacturing processes, costs, developments, ideas, and personnel of the Company and its Affiliates; and

WHEREAS, the Company and its Affiliates have imbued or will imbue Executive with certain aspects of the goodwill that the Company and/or its Affiliates have developed with its customers, distributors, representatives and employees, and with federal, state, local and foreign governmental entities; and

WHEREAS, as consideration for entering into this Agreement, the Company or an Affiliate has conferred certain benefits on Executive.

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms have the meanings indicated:

a.                                       “Affiliate” shall mean any subsidiary or other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Oshkosh Corporation, whether now existing or hereafter formed or acquired, by which Executive has been, is now or is hereafter employed.  For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity.

b.                                      “Company Employment” means the time (including time prior to the date hereof) during which Executive is employed as a regular employee, contractor, consultant or consulting employee by any entity comprised within the definition of “Company”, regardless of any change in the entity actually employing Executive, including for the purposes of this Agreement, the time in which Executive was employed with JLG.

c.                                       “Competitive Business” means any corporation, partnership, association, or other person or entity, including but not limited to Executive, (i) which competes directly, or is planning to compete directly, with the Company with respect to the design, development, manufacture, remanufacture, assembly, marketing, sales, or service of any access equipment, aerial work platforms, telehandlers, aerial lifts, stock pickers, personal portable lifts, drop-deck trailers, excavators, trailers, specialty trucks, truck bodies or concrete batch plants for defense, fire, emergency, homeland security, wrecker, vehicle recovery, snow removal, medical diagnosis, law enforcement, concrete placement or refuse hauling applications, or components or technologies useful in such trucks, bodies or plants, or any other business of the Company or its Affiliates, that was within Executive’s management, operational, marketing, purchasing or sales responsibility, including the responsibility of personnel reporting directly to Executive, or about which Executive received any Confidential Information or Trade Secrets at any time within twenty-four (24) months prior to the latter of the termination of Executive’s Company Employment or consulting employment relationship, and (ii) which engages or plans to engage in such competition in any country, state or territory in which the Company or any of its Affiliates sold or distributed, or actively attempted to sell or to distribute, such products within  twenty-four (24) months prior to the latter of the termination of Executive’s Company Employment or consulting employment relationship.

d.                                      “Confidential Information” means information related to the Company’s business, including the business of any of its Affiliates, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s Company Employment, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, computer programs and other confidential technical or business information and data.

e.                                       “Goodwill” means any tendency of customers, distributors, representatives, employees, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company, its Affiliates or any Competitive Business with which Executive may be associated, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in which Executive, or any personnel reporting directly to Executive, actively participated at any time within  twenty-four (24) months prior to termination of Executive’s Company Employment.

f.                                         “Inventions” means designs, discoveries, improvements and ideas, whether or not patentable, including, without limitation upon the generality of the foregoing, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (i) relate to (A) the business of the Company or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.

g.                                      “Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

2.                                       Employment.  During Executive’s Company employment, Executive shall devote all of Executive’s professional time and attention to the duties required by such Company Employment and to the best interests of the Company and to engage in other business, professional or philanthropic activities only with the prior written approval of the Company.  Except as may be otherwise expressly provided in any written agreement between the Company and Executive other than this Agreement, Executive’s Company Employment and any consulting, independent contractor, or consulting employee relationship is terminable by either party at will.

3.                                       Disclosure and Assignment of Inventions.  Executive agrees to disclose to the Company and to assign to the Company, and hereby does assign to the Company, all of Executive’s rights in any Inventions conceived or reduced to practice at any time during Executive’s Company Employment, either solely or jointly with others and whether or not developed on Executive’s own time or with the Company’s or any of its Affiliates’ resources.  Executive agrees that Inventions first reduced to practice within one (1) year after the latter of the termination of Executive’s Company Employment or consulting employment relationship shall be treated as if conceived during such employment unless Executive can establish specific events giving rise to the conception that occurred after such employment.  Further, Executive disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to Executive’s Company Employment except such (if any) as are specifically listed at the conclusion of this Agreement. Executive agrees to create, maintain, preserve and make available to the Company, as part of the Company’s property, complete and up-to-date records, including but not limited to correspondence, prototypes, models and other written or tangible data, relating to Inventions and Trade Secrets.

4.                                       Cooperation.  Executive shall cooperate with the Company and shall execute and deliver such documents and do such other acts and things as the Company may request, at the Company’s expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in the Company all rights therein free of all encumbrances and adverse claims.

5.                                       Confidentiality.  In addition to all duties of loyalty imposed on Executive by law, during the term of Executive’s Company Employment and for two (2) years following the latter of the termination of such employment or consulting employment relationship for any reason, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information), under any circumstances where any Confidential Information so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business.

6.                                       Non-Disclosure of Trade Secrets. During his or her Company Employment, Executive shall preserve and protect Trade Secrets of the Company and its Affiliates from unauthorized use or disclosure; and after the latter of the termination of such employment or consulting employment, Executive shall not solicit, use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.

7.                                       Third-Party Confidentiality.  Executive shall not disclose to the Company or any of its Affiliates, use on its behalf, or otherwise induce the Company or any of its Affiliates to use any secret or confidential information belonging to persons not affiliated with the Company, including any former employer of Executive.  Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy.  By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.

8.                                       Return of Property.  Executive shall, upon the Company’s demand and in any event before termination of Executive’s Company Employment, deliver to the Company the original and all copies of all documents, files, data, records and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or locations of the Company, or contain any Confidential Information or Trade Secrets, including any records, documents or property created by Executive in said capacity or maintained by Executive on any device or media Executive owns.  Upon termination of Company Employment, Executive agrees to attend an exit interview and to provide the Company with access to any personal computer, rolodex, PDA, or other device or media owned by Executive but used in the course of his Company Employment to ensure compliance with the terms of this Agreement.

9.                                       Noncompetition.  During the term of Executive’s Company Employment and for  twelve (12) months following the latter of the termination of such employment or consulting employment relationship for any reason, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business in any capacity in which, in the absence of this Agreement, Confidential Information, Trade Secrets or Goodwill of the Company or any of its Affiliates would reasonably be considered useful.  Notwithstanding the foregoing, Executive shall not be precluded hereby from (i) engaging in the sales, marketing, distribution or service of JLG products as an authorized dealer or otherwise, or (ii) in the event the Company is no longer in the access equipment remanufacturing business, engaging in the access equipment remanufacturing business.

10.                                 Nonsolicitation.   During the term of Executive’s Company Employment and for  twelve (12) months following the latter of the termination of such employment or consulting employment relationship, for any reason, Executive shall not, directly or indirectly, on behalf of any Competitive Business, either by himself or by providing substantial assistance to others, solicit to terminate employment with the Company, or to accept or begin employment with or service to any Competitive Business, any employee of the Company or any of its Affiliates about whom Executive gained Confidential Information at any time during the latter of the last eighteen (18) months of Executive’s Company Employment or consulting employee relationship.

11.                                 Non-disparagement.  Consistent with law, during the term of Executive’s Company Employment and for  twelve (12) months following the latter of the termination of such employment or consulting employment relationship for any reason, Executive shall not disparage, or make any false, derogatory, or inflammatory statements about, the Company or any of its employees, officers, directors, or shareholders or Affiliates.

12.                                 Public Comments.  Executive agrees that for the period of his employment and the period after his employment in which there exists any engagement between the Company and the Executive as a consultant, independent contractor, or consulting employee, Executive shall not engage in any discussions or interviews with any public official(s), industrial association(s), or media entity or entities, or their agents, regarding any of the industries described in Section 1.c of this Agreement or the Company’s businesses as described in Section 1.c., without advance written authorization by the Company’s Chairman, President and Chief Executive Officer, and President and Chief Operating Officer.  For the period of time described in this Section 12, Executive shall observe these restrictions as they may pertain to new businesses entered into by the Company and current businesses of the Company in which the Company no longer engages.

13.                                 Future Employment.  During the term of Executive’s Company Employment and for eighteen (18) months following the latter of the termination of such employment or consulting employee relationship for any reason, before accepting any employment with any Competitive Business, Executive shall disclose to the Company the identity of any such entity and a complete description of the duties involved in such prospective employment, including a full description of any territory or market segment to which Executive will be assigned.  Further, during the term of Executive’s Company Employment and for two years following the latter of the termination of such employment or consulting employee relationship for any reason, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and

Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.

14.                                 Consideration.  Executive acknowledges and agrees that the covenants contained in this Agreement are supported by adequate consideration, as set forth in the Offer Letter from the Company to Executive, dated June 30, 2010.

15.                                 Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:

a.                                       If to Executive, to the address set forth by Executive on the signature page of this Agreement or to such other person or address which Executive shall furnish to the Company in writing pursuant to the above.

b.                                      If to the Company, to the attention of the officer signing this Agreement on behalf of the Company at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above

16.                                 Enforceability.  Executive recognizes that irreparable injury may result to the Company or its Affiliates, or their respective businesses and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and agrees that if Executive shall engage in any act in violation of such provisions, the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.

17.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon and enforceable by Oshkosh Corporation, its successors, assigns and Affiliates, all of which (other than Oshkosh Corporation) are intended third-party beneficiaries of this Agreement.  Executive hereby consents to the assignment of this Agreement to any person or entity that hereafter employs Executive without substantial interruption.

18.                                 Validity.  Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.

19.                                 Miscellaneous.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer of the Company.

EXECUTIVE ACKNOWLEDGES HAVING READ AND SIGNED THIS AGREEMENT AND HAVING RECEIVED A COPY THEREOF, INCLUDING THE FOLLOWING NOTICE:

This Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company were used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) to the business of the Company or an Affiliate or (ii) to the Company’s actual or demonstrable anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company or an Affiliate.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE

/s/ Craig E. Paylor

Address:

OSHKOSH CORPORATION
2307 Oregon Street
P.O. Box 2566
Oshkosh, Wisconsin 54902

By:	/s/ Charles L. Szews

Its: President and Chief Operating Officer

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